STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT dated as of November 19, 1999, by and between West Side Investments, Inc., a Nevada corporation ("West Side"), and Euroventures Hungary B.V. ("Seller").

     1. Purchase and Sale of Stock. Subject to the terms and conditions set forth herein, West Side hereby purchases from Seller, and Seller hereby sells, conveys, assigns, transfers and delivers to West Side, free and clear of all liens, claims and encumbrances, a total of One Hundred Thousand (100,000) shares of common stock, $.02 par value per share, of Euronet Services Inc.
("Euronet") (the "Shares") for the consideration set forth in Paragraph 2.

     2. Purchase Price. At the Closing provided for in Paragraph 3, West
Side shall pay in cash to Seller as the purchase price (the "Purchase Price") for the Shares the sum of Three Hundred Eighteen Thousand Seven Hundred Fifty Dollars ($318,750.00), representing $3.1875 per share.

     3. Closing.

          (a) The closing (the "Closing") of the purchase and sale of the Shares shall occur on December 23, 1999.

          (b) At the Closing:

               (i) Seller shall provide such reasonable assurances as may be required by Euronet and its transfer agent that the sale of the Shares to West Side is permitted notwithstanding any restrictive legend, if any, which may appear on the stock certificates for the Shares.

               (ii) Seller shall provide to West Side satisfactory evidence that (x) the Shares have been delivered to Euronet's transfer agent, duly endorsed, or accompanied by validly executed stock powers sufficient to transfer all of Seller's right, title and interest in and to the Shares to West Side, and West Side shall have received confirmation from Euronet's transfer agent that the Shares have been received by such transfer agent properly endorsed and in good form for transfer and that such transfer agent's reasonable requirements for transfer have been met, or (y) that such of the Shares held in nominee name at Depository Trust Company ("DTC") have been transferred to West Side or its nominee.

               (iii) West Side shall pay the Purchase Price for the Shares by the delivery to Seller of a certified or bank cashier's check, or wire transfer, of immediately available funds, payable to the Seller in the amount set forth in Paragraph 2.

     4. Representations and Warranties of Seller. Seller represents and warrants to West Side that:

          (a) At the time of Closing, the Shares owned by Seller and to be sold under this Stock Purchase Agreement will not be subject to, or collateral for, any pledge, loan or other agreement, and, Seller is the lawful owner of, and has full right, title and interest in and to, the Shares to be sold by such Seller hereunder, free and clear of all liens, claims and encumbrances whatsoever.

          (b) Seller has full power and authority to enter into, deliver and perform this Stock Purchase Agreement, including but not limited to selling and transferring to West Side the Shares as contemplated herein, and the execution and delivery and performance at Closing of this Stock Purchase Agreement by Seller will not conflict with or constitute a default under any provision of any other agreement, indenture or other instrument by which Seller is bound.

          (c) At the Closing, the certificates representing the Shares shall be validly and properly endorsed, or have attached stock powers duly executed, by the registered owner thereof or appropriate instructions shall have been given to DTC sufficient to effect the transfer contemplated herein.

          (d) This Stock Purchase Agreement, upon its execution and delivery by Seller, shall be a valid and binding obligation on the part of Seller, except as such enforceability may be limited by bankruptcy, insolvency, receivership or other similar laws applicable to creditors' rights and other equitable remedies.

          (e) Upon full payment of the Purchase Price and delivery of the certificates therefor or transfer at DTC as contemplated herein, West Side shall acquire full right, title and interest in and to the Shares, free and clear of any and all liens, claims or encumbrances.

     5. Representations and Warranties of West Side. West Side hereby represents and warrants to Seller that at the date hereof and at the time of the
Closing:

          (a) West Side is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with full corporate power and authority to execute, deliver and perform this Stock Purchase Agreement.

          (b) This Stock Purchase Agreement, upon its execution and delivery by West Side shall be a valid and binding obligation on the part of West Side, except as such enforceability may be limited by bankruptcy, insolvency, receivership or other similar laws applicable to creditors' rights and other equitable remedies.

     6. Survival. All representations and warranties made herein shall be and remain true and correct at the Closing, shall survive the Closing and shall remain true and correct at and after the Closing, the same as if made at and as of such time.

     7. Severability. The provisions of this Stock Purchase Agreement are severable and in the event that a court shall finally hold that any provision herein shall be invalid or unenforceable, the validity or enforceability of the other provisions hereof shall not be affected thereby.

     8. Notices. All notices given hereunder shall be deemed to have been duly given when personally delivered or when mailed by registered or certified mail, postage prepaid, addressed as set forth below or to such other address as the addressee may have designated in writing to the addressor:

          If to West Side:

               West Side Investments, Inc.
               Attention: Kenneth V. Hager
               Treasurer/Secretary
               c/o DST Systems, Inc.
               333 West 11th Street
               Kansas City, Missouri 64105

          If to Seller:

               Euroventures Hungary B.V.
               Attention: Corne Roest
               Julianaplein 10
               5211 BC
               s' Hertogenbosch
               The Netherlands

     9. Governing Law. This Stock Purchase Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Nevada to the same extent as if fully made and performed in such state and without reference to any provisions respecting conflicts of laws.

     10. Successors and Assigns. This Stock Purchase Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators, and legal representatives. It may not be amended except by an instrument signed by each of the parties hereto or such successors, assigns, heirs, executors, administrators, or legal representatives.

     11. Headings. The section headings contained in this Stock Purchase Agreement are for convenience only and shall not be considered as construing or interpreting any of the provisions hereof.

     IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first above written.

                           West Side Investments, Inc.


                            By       /s/Kenneth V. Hager
                                    Kenneth V. Hager
                                    Treasurer and Secretary

                            Euroventures Hungary B.V.


                             By       /s/ Jan Stolker
                                     Jan Stolker
                                     ABN AMRO, Director